press release

For more information, please contact:	EXHIBIT 99.1

Maiden Holdings, Ltd.
Devora M. Goldenberg
441.292.7090
info@maiden.bm

For immediate release
June 4, 2008

Maiden Holdings, Ltd. Reports First Quarter Net Income of $12.5 Million

HAMILTON, Bermuda, -- Maiden Holdings, Ltd. (Nasdaq:MHLD), today reported net income of $12.5 million and net premium written of $102.4 million for the first quarter ended March 31, 2008. Earnings per share for the first quarter were $0.21.

In addition, Maiden has no exposure to sub-prime mortgages; all of the mortgage-backed securities in the Company's portfolio are government or agency guaranteed.

First Quarter 2008 Highlights:

* Net premium written was $102.4 million
* Net income was $12.5 million
* Return on equity for the first quarter was 9.4% on an annualized basis
* Quarterly earnings per basic share was $0.21
* The combined ratio for the first quarter was 92.7%

First Quarter 2008 Results:

Revenue:

Net written premium for the first quarter was $102.4 million and net earned premium was $65.3 million. Net investment income was $7.6 million and average invested assets for the three months ended March 31, 2008 was approximately $542 million.

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Expenses:

The Company's loss ratio for the first quarter 2008 was 57.9%. The Company's expenses for the first quarter 2008 were $22.7 million resulting in an expense ratio of 34.8% for the quarter.

Other Matters:

Shareholders' Equity as of March 31, 2008 was $530.6 million. During the first quarter the Company paid a dividend of $0.025 per share and announced a dividend of $0.025 which was paid during the second quarter.

"We are extremely pleased with our first quarter results as a public company and look forward to the Company's continued growth," said Mr. Max Caviet, President and CEO. "Maiden's focus on low volatility throughout its activities has put us in an excellent position in the marketplace."

Conference Call:

On June 4, 2008 at 3:00 p.m. Atlantic Time (2:00 p.m. ET), the Company will hold a conference call that can be accessed as follows:

Toll Dial-in (International Callers): 719.325.4855
Toll-free Dial-in: 877.627.6590
Webcast: http://www.maiden.bm

In order to participate in the conference call, you must register at http://www.maiden.bm.

A replay of the conference call will be available starting at 6:00 p.m. Atlantic Time on Wednesday, June 4, 2008 through Wednesday, June 11, 2008 by dialing toll 719.457.0820 or toll-free 888.203.1112. The passcode for the replay is 4185502. Replay of the webcast will also be available at http://www.maiden.bm.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in May, 2007 to offer customized reinsurance products and services, through Maiden Insurance Company, Ltd., its wholly owned Bermuda reinsurance subsidiary, to small and mid-size insurance companies in the United States and Europe.

The Maiden Holdings, Ltd. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statement

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs
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concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

 Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

Three Months Ended
March 31, 2008

Premium income
Net premiums written	$102,432
Change in unearned premiums	(37,127)

65,305

Net investment income	7,609
Net realized investment gains	125

7,734

Total revenues	73,039%
Loss and loss adjustment expenses	37,836
Commission and other acquisition expenses	21,261
Salaries and benefits	533
Other operating expenses	893
60,523

Net income available to common shareholders	$12,516

Earnings per common share:
Basic and diluted earnings per share	$0.21

Weighted average number of basic and diluted shares outstanding	59,550,000

Combined ratio	92.7%
Annualized return on equity	9.4%

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Maiden Holdings, Ltd.
Balance Sheet Highlights
(in thousands (000's), except per share data)
(Unaudited)

	March 31,	December 31,
	2008	2007

Cash and cash equivalents and investments	$637,277	$526,174
Reinsurance balances receivable, net	79,980	27,990
Total assets	895,196	715,608
Loss and loss adjustment expense reserves	61,648	38,508
Unearned premiums	174,293	137,166
Total shareholders' equity	$530,577	$537,345

Book value per share	$8.91	$9.02

Common shares outstanding	59,550,000	59,550,000